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Exhibit 99(e)(5)

FIRST AMENDMENT
TO
AMENDED AND RESTATED RIGHTS AGREEMENT

        THIS FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT, dated as of November 1, 2001, is made by and among New England Business Service, Inc., a Delaware corporation (the "Company"), Fleet National Bank (formerly known as The First National Bank of Boston) ("Fleet"), and EquiServe Trust Company, N.A. ("EquiServe").

        WHEREAS, the Company and Fleet, as Rights Agent, entered into an Amended and Restated Rights Agreement dated as of October 20, 1994 (the "Rights Agreement"); and

        WHEREAS, in accordance with Section 4.4 of the Rights Agreement, Fleet has resigned as Rights Agent under the Rights Agreement, pursuant to written notice delivered to the Company; and

        WHEREAS, in accordance with Section 4.4 of the Rights Agreement, the Company wishes to appoint EquiServe as a successor Rights Agent to Fleet under the Rights Agreement, and EquiServe is willing to accept such appointment, effective as of the date hereof; and

        WHEREAS, capitalized terms used and not defined herein shall have the meanings ascribed to them in the Rights Agreement;

        NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereto agree as follows:

        1.     Effective as of the date hereof, the Company hereby appoints EquiServe Trust Company, N.A. to act as agent for the Company in accordance with the terms and conditions of the Rights Agreement, and EquiServe hereby accepts such appointment. From and after the date hereof, all references in the Rights Agreement to the Rights Agent shall be deemed to refer to EquiServe Trust Company, N.A., and EquiServe will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed.

        2.     The fifth sentence of Section 4.4 of the Rights Agreement is hereby deleted in its entirety and the following is substituted therefor:

  "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States or of the Commonwealth of Massachusetts or any other State of the United States, in good standing, which is authorized under such laws to exercise the powers of the Rights Agent contemplated by this Agreement and is subject to supervision or examination by federal or state authority and which has either individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000."

        3.     Except as expressly amended hereby, the Rights Agreement and all exhibits thereto shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereof have caused this Amendment to be duly executed as of the date first above written.

NEW ENGLAND BUSINESS SERVICE, INC.		EQUISERVE TRUST COMPANY, N.A.

By:	/s/ Daniel M. Junius	By:	/s/ Katherine Anderson
Name:	Daniel M. Junius	Name:	KATHERINE ANDERSON
Title:	Senior Vice President	Title:	MANAGING DIRECTOR

FLEET NATIONAL BANK

By:	/s/ Katherine Anderson
Name:	KATHERINE ANDERSON
Title:	MANAGING DIRECTOR

AMENDMENT NO. 2
TO
THE AMENDED AND RESTATED RIGHTS AGREEMENT

        THIS AMENDMENT NO. 2 TO THE AMENDED AND RESTATED RIGHTS AGREEMENT (this "Second Amendment"), dated as of May 17, 2004, is between New England Business Service, Inc., a Delaware corporation (the "Company") and EquiServe Trust Company, N.A,. as rights agent (the "Rights Agent").

        WHEREAS, the Company and the Rights Agent are parties to the Amended and Restated Rights Agreement dated as of October 27, 1989, as amended as of November 1, 2001 (the "Rights Agreement"); and

        WHEREAS, the Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of that certain Agreement and Plan of Merger dated as of May 17, 2004, as the same may be amended from time to time (the "Merger Agreement") among Deluxe Corporation, a Minnesota corporation ("Parent"), Hudson Acquisition Corp., a newly-formed Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and the Company, pursuant to which Merger Sub will commence a cash tender offer to purchase all of the outstanding shares of common stock, par value $1.00 per share, of the Company and to consummate the acquisition of the Company by means of a merger of Merger Sub with and into the Company (the "Merger") in accordance with the terms and subject to the conditions set forth in the Merger Agreement; and

        WHEREAS, pursuant to Section 5.4 of the Rights Agreement, the Company and the Rights Agent may, prior to the Distribution Date, amend any provision of the Rights Agreement; and

        WHEREAS, the Board of Directors of the Company has deemed it necessary and desirable to amend the Rights Agreement as set forth in this Second Amendment;

        NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

        Section 1.    Certain Definitions.    For purposes of this Second Amendment, terms which are capitalized but not defined herein shall have the respective meanings ascribed to such terms in the Rights Agreement.

        Section 2    Amendment to Section 1 of the Rights Agreement.    Section 1 of the Rights Agreement is hereby amended to add the following definitions:

  "Merger" shall mean the merger of Merger Sub with and into the Company pursuant to the terms of the Merger Agreement.

  "Merger Agreement" shall mean that certain Merger Agreement dated as of May 17, 2004, by and among the Company, Parent and Merger Sub, as it may be amended from time to time.

  "Merger Sub" shall mean Hudson Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent.

  "Parent" shall mean Deluxe Corporation, a Minnesota corporation.

        Section 3.    Amendment to Section 1.1 of the Rights Agreement.    The definition of "Expiration Time" as set forth in Section 1.1 of the Rights Agreement is hereby amended in its entirety to read as follows:

  "Expiration Time" shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the close of Business on October 20, 2004, (iv) upon the merger of the Company into another corporation pursuant to an agreement entered into prior to a Flip-in Date, and (v) immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger.

        Section 4.    Addition of Section 5.19 to the Rights Agreement.    The Rights Agreement is hereby amended to add thereto Section 5.19 which provides as follows:

          5.19.    The Merger Agreement.    Notwithstanding any provision of this Agreement to the contrary, for so long as the Merger Agreement has not been terminated, (i) neither a Distribution Date, Exchange Time, Flip-In Date, Flip-Over Transaction or Event, nor a Stock Acquisition Date shall be deemed to have occurred, (ii) none of Parent, Merger Sub, or any of their Affiliates or Associates, shall be deemed to have become an Acquiring Person, as a result of the transactions contemplated by the Merger Agreement being approved or becoming effective, and (iii) no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights under, the Rights Agreement, in any such case by reason of execution or delivery of the Merger Agreement or any amendments thereof approved in advance by the Board of Directors of the Company, the making of the Offer (as defined in the Merger Agreement), the acceptance for payment by Merger Sub of Shares (as defined in the Merger Agreement) pursuant to the Offer, the purchase by Merger Sub of Shares pursuant to the Offer, the announcement of or the consummation of any of the transactions contemplated by the Merger Agreement, or the taking of any of the actions contemplated thereby.

        Section 5.    Amendment of Sections 4.1(a) and 4.3(c) of the Rights Agreement.    Sections 4.1(a) and 4.3(c) are amended to add the word "gross" before the word negligence where it so appears in each section.

        Section 6.    Effectiveness.    This Second Amendment shall be deemed effective as of May 17, 2004. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        Section 7.    Governing Law.    This Second Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

        Section 8.    Counterparts.    This Second Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        Section 9.    Severability.    If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

        IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first above written.

NEW ENGLAND BUSINESS SERVICE, INC.

By:	/s/ Daniel M. Junius
Name:	Daniel M. Junius
Title:	Executive Vice President, CFO and Treasurer

EQUISERVE TRUST COMPANY, N.A.

By:	/s/ Katherine S. Anderson
Name:	Katherine S. Anderson
Title:	Administration Manager

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FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT
AMENDMENT NO. 2 TO THE AMENDED AND RESTATED RIGHTS AGREEMENT